Exhibit 10.3

1st January 2022	PRIVATE & CONFIDENTIAL

Dato’ Hong Khay Kuan (NRIC No.: 810421-14-6249)

No.9 Jalan Setiamurni 4, Bukit Damansara,

50490 Kuala Lumpur, Malaysia.

Dear Dato’ Hong Khay Kuan,

RE: LETTER OF APPOINTMENT

We are pleased to offer you the position of Director with VCI GLOBAL LIMITED, (hereinafter referred to as “the Company”) with effect from 01 January 2022 based on the following terms and conditions of employment:

1.	WAGES

Upon the Listing (as defined below), you will receive a annual remuneration of US$ 300,000.00 (US Dollar Three Hundred Thousand only), out of which US$ 6,000.00 will be paid in cash on a monthly basis (amount to US$ 72,000.00 per annum), whereas US$ 228,000.00 will be paid in the form of company’s shares on quarterly basis (US$ 57,000 per quarter). Salary in cash will be paid to you by no later than the 7th day of every month.

2.	TERMINATION

Upon confirmation, either party may terminate this contract of employment by giving to the other party, 1 (One) month’s written notice or paying salary in lieu of such notice. The Company shall be entitled to require you to take or expend during the relevant notice period, any annual leave accumulated during the course of your employment within the calendar year.

The Company shall be entitled to terminate your employment forthwith, without notice or payment in lieu of notice in any of the following events:

a)	if you commit any act or misconduct of a dishonest, malicious and/or reckless nature;

b)	if you are found to have committed any misconduct, misdemeanour or negligence that howsoever affects the affairs and/or is detrimental to the reputation of the Company;

c)	if you are found to have breached or defaulted any term or condition of this Employment Agreement, procedures, disciplinary rules, policies, rules or regulations imposed by the Company from time to time;

d)	if you permit or suffer to be presented a petition for bankruptcy, permit or suffer the appointment of receivers and/or managers against any of your assets or property or enter into any arrangement or composition for the benefit of any of your creditors;

e)	other than an offence or liability which in the opinion of the Company does not affect your employment with the Company or the reputation of the Company, if you are found guilty of any criminal offence or offence of a dishonest nature, or liable under any proceedings, by any court or tribunal of competent jurisdiction;

f)	if you are found to have disclosed or permit to be disclosed any confidential information in relation to any business or trade information, business plans, proposals, customers, strategies, trade secrets, operations, records, finances, assets, technology, data and information that reveals the processes, methodologies, technology or any other information or documents which are confidential or proprietary in nature, of the Company;

g)	if you are found to have misused, misappropriated or abused any of the Company’s amenities, property and documents; and

h)	are not permitted by the laws of Malaysia to be employed by the Company or to reside in Malaysia

The Company reserves the right to suspend you from employment as well as withhold half of all salaries, remuneration and allowances (if any) for up to fourteen (14) days if the Company deems necessary for the full investigation of any act of misconduct or neglect on your part. During such period of suspension, all rights, benefits and allowances which you may be entitled to pursuant to your employment with the Company shall be suspended. For the avoidance of doubt, and notwithstanding anything in this Employment Agreement, the period of suspension shall not be taken into account when computing any payments and/or benefits that you may be entitled to.

In the event, you are found to be not guilty of any act of misconduct or neglect on your part after investigations, all salaries, remuneration and allowances (if any) that were withheld shall be restored in full to you.

Upon termination of your employment (for any reason), you MUST immediately return all amenities, property and documents (without retaining copies) in your possession or acquired by you during your employment, concerning the business, finances or affairs of the Company. You may be liable to pay for any losses or damages of any amenities, property and documents in your possession or acquired by you during your employment.

3.	RETIREMENT

In the absence of evidence of the exact date of birth the employee shall retire on 31st December of the year the employee attains Sixty (60) years of age (employee may opt for a later retirement age agreed upon with or at the discretion of the Company)

4.	NON-COMPETITION

During your service with the Company, you will devote your full professional time and effort to the benefit of the Company and shall not participate, directly or indirectly, in any capacity, in any business or activity that is in competition with the Company.

5.	CONFLICT OF INTEREST

You shall not, during the continuance of this contract, except with the knowledge and consent of the Company embark, engage or interest yourself whether for reward or gratuitously in any activity which would interfere with the performance of your duties with this Company or which to your knowledge would constitute a conflict of interest with the business of this Company.

6.	COMPANY SECRECY

At all times during your service with the Company, you shall not divulge or disclose to any persons or corporate body, without the specific permission of the Company Directors, any company’s policy or secrets or any confidential or proprietary information entrusted to you or coming to your knowledge.

7.	COMPANY RULES

You shall be subjected to the company’s rules and regulations and HR policies & procedures as may be made known to you from time to time by Company.

8.	VARIATION CLAUSE

The Company reserves the right to add, amend, withdraw or revise any or all of the above terms and conditions by way of memo, email, digital communication, circular or any form of notification by company. Other terms and conditions of employment as stipulated in the Employee’s Handbook and in accordance with regulation, memo, circular or any notification by company.

9.	GOVERNING LAW

The terms as stipulated above shall be interpreted in accordance with the laws of Malaysia. In the event of any dispute, the parties shall submit to the exclusive jurisdiction of the Courts of Malaysia.

If you find the above terms favourable, please indicate your acceptance within Fourteen (14) days from the date of this letter.

This offer will automatically lapse and can no longer be accepted if we do not hear from you by the stipulated date

Yours sincerely
Acting for HR	Witness By:

HR/Admin Executive	Executive Chairman

I, ………………………………………….., ( NRIC No:               ) hereby accept the above Terms & Conditions and agree to commence work as stipulated in this Letter of Offer/Appointment

Signature:

Date: